UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2023

VERU INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-13602	39-1144397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2916 N. Miami Avenue, Suite 1000, Miami, Florida 33127
Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (305) 509-6897

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	VERU	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 12, 2023, the Company entered into an Open Market Sale AgreementSM (the “Sales Agreement”) with Jefferies LLC (“Jefferies”), as sales agent, pursuant to which we may issue and sell, from time to time, through Jefferies, shares of our common stock, par value $0.01 per share (the “Common Stock”), with an aggregate value of up to $75 million (not to exceed the lesser of 39,609,072 shares of Common Stock or the number of authorized, unissued and available shares of Common Stock at any time).

The Company is not obligated to sell any shares of Common Stock under the Sales Agreement. Subject to the terms and conditions of the Sales Agreement, Jefferies will use commercially reasonable efforts consistent with its normal trading and sales practices, to sell shares of common stock from time to time based upon the Company’s instructions, including any price, time or size limits specified by the Company. Upon delivery of a placement notice, and subject to our instructions in that notice, and the terms and conditions of the Sales Agreement generally, Jefferies may sell the Company’s common stock by any method permitted by law deemed to be an “at the market offering” as defined by Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Jefferies’ obligations to sell shares under the Sales Agreement are subject to satisfaction of certain conditions set forth in the Sales Agreement. Under the terms of the Sales Agreement, the Company cannot cause or request Jefferies to sell shares of Common Stock exceeding the number of shares of Common Stock authorized, unissued and available for issuance at any time. As of May 11, 2023, the Company has 39,609,372 shares of Common Stock authorized, unissued and available for issuance under the Sales Agreement. The Company intends to seek shareholder approval to increase the number of authorized shares of Common Stock to fulfill the Company’s obligations under the Sales Agreement. Pursuant to the Sales Agreement, the Company agreed that not later than the date that the Company amends its Articles of Incorporation to increase the number of authorized shares of Common Stock, the Company will establish a reserve of 10,000,000 shares for issuance under the Sales Agreement, and thereafter if at any time the number of shares in such reserve consists of less than 5,000,000 shares as a result of sales under the Sales Agreement, the Company will promptly cause such reserve to again consist of 10,000,000 shares in total. The Company will pay Jefferies a commission of 3% of the aggregate gross proceeds from each sale of Common Stock and have agreed to provide Jefferies with customary indemnification and contribution rights, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended. The Company has also agreed to reimburse Jefferies for certain specified expenses.

Shares of common stock will be offered and sold pursuant to the Sale Agreement, our Registration Statement on Form S-3 (File No. 333-270606), which became effective on April 14, 2023, and a related prospectus supplement that was filed with Securities and Exchange Commission on May 12, 2023.

The foregoing summary of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which was filed hereto as Exhibit 1.1 and is incorporated by reference herein.

A copy of the opinion of Reinhart Boerner Van Deuren s.c. relating to the validity of the securities to be issued pursuant to the Sales Agreement and the related consent are filed hereto as Exhibits 5.1 and 23.1, respectively.

The representations, warranties and covenants contained in the Sales Agreement were made solely for purposes of the agreement and as of a specific date, were solely for the benefit of the parties to the agreement and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or country.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document

1.1	Open Market Sale Agreement dated May 12, 2023 by and between Veru Inc. and Jefferies LLC

5.1	Legal opinion of Reinhart Boerner Van Deuren s.c.

23.1	Consent of Reinhart Boerner Van Deuren s.c. (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2023	VERU INC.

	By:	/s/ Michele Greco
Michele Greco
Chief Financial Officer and Chief Administrative Officer

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